Your Internet Defender Inc. 8-K

Exhibit 10.03

LOAN AGREEMENT

This Loan Agreement is made this 30th day of June, 2014, by and between YOUR INTERNET DEFENDER INC., a Nevada corporation ("Borrower") whose address is 20 E. Sunrise Highway, Suite 202, Valley Stream, NY 11581 and LISA GROSSMAN, an individual who resides in the State of New York ("Lender").

In consideration of the mutual terms, conditions and covenants hereinafter set forth Borrower and Lender agree as follows:

1.                 LOAN: Subject to and in accordance with this Agreement, its terms, conditions and covenants Lender agrees to lend to Borrower at Closing the principal sum of Two Hundred and Forty Eight Thousand, Eight Hundred and Thirty One Dollars and Fifty Nine Cents (US$248,831.59).

2.                 NOTE: The Loan shall be evidenced by a Promissory Note in the form attached hereto as Exhibit A (the “Note”) executed by the Borrower and delivered to Lender at Closing.

3.                 INTEREST: The Loan shall bear interest on the unpaid principal at an annual rate of two percent (2%).

4.                 LOAN PURPOSE: Borrower acknowledges that this Loan is granted by Lender for the sole purpose of funding such of the Borrower’s expenses as are outlined on the attached Schedule A, attached hereto and incorporated herein by reference (the “Use of Proceeds”).

5.                 Loan Disbursement: Lender shall disburse the loan amount in accordance with the following schedule and instructions:

The full amount of the Loan shall be wired to the Borrower’s bank account or directly to the parties listed on the attached Schedule A, if requested in writing by the Borrower.

6.                 PAYMENT: Repayment of this Loan plus all accrued interest shall be due and payable in accordance with the terms contained in the Note no later than December 30, 2014. The Note may, at any time and from time to time, be paid or prepaid in whole or in part without premium or penalty. Interest shall be calculated on the basis of a year containing three hundred sixty (360) days and the actual number of days elapsed.

7.                 DEFAULT: Borrower shall be in default: (i) if any payment due hereunder is not made on or before the date due; (ii) if any payment is made with the loan proceeds outside of the Use of Proceeds outlined in Schedule A, (iii) in the event of assignment by Borrower for the benefit of creditors; (iv) upon the filing of any voluntary or involuntary petition in bankruptcy by or against Borrower; or (v) if Borrower has breached any representation or warranty specified in this Agreement.

8.                 GOVERNING LAW: This Agreement, Note and any and all related documents shall be governed by, construed and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws provisions.

9.                 ATTORNEYS FEES: In the event any action is brought to enforce this Agreement, the prevailing party will be entitled to be paid its attorneys fees and costs.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

YOUR INTERNET DEFENDER INC.
A Nevada corporation

By:	/s/ Leah Hein
Leah Hein Chief Executive Officer

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Schedule "A"

Use of Proceeds

Payee	Purpose	Amount

Lisa Grossman	Note Repayment	99,238.95

Arevim, Inc.	Note Repayment	3,653.51

The 1999 Family Trust	Note Repayment	33,090.78

Special Times for Special Needs, Inc.	Note Repayment	12,465.44

Lisa Grossman	Reimbursement for payments made on behalf of company since March 31, 2014	19,651.92

American Express	Operating expenses	15,375.03

Englard & Co.	Accounting fees	10,380.00

Li & Co.	Auditing fees	9,000.00

MBTA Management	Consulting fees	3,800.00

Manhattan Stock Transfer	Agent fees and EDGAR filing fees	2,067.82

Yitz Grossman	Consulting fees	40,108.14
TOTAL		$248,831.59

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EXHIBIT A

Please see the Note attached hereto.

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